Exhibit 99.1

Enduro Resource Partners LLC Files Voluntary Petitions for Chapter 11
To Facilitate Sale of Assets

Company to Sell Its Assets to Maximize Value to Creditors

Operations to Continue as Usual During the Sale Process

Enduro Royalty Trust to Continue to Operate in Normal Course

FORT WORTH, Texas, May 15, 2018 /PRNewswire/ — Enduro Resource Partners LLC (“Enduro” or the “Company”) today announced that in order to facilitate assets sales to maximize recoveries to its creditor constituencies, the Company and certain of its affiliates have filed voluntary petitions for a court-supervised proceeding under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (“the Court”). Enduro intends to operate in the ordinary course of business during the sale process and chapter 11 cases.  Enduro Royalty Trust, a publicly-traded Delaware statutory trust formed on May 3, 2011, has not filed a chapter 11 petition and will also continue to operate in the normal course.

Following an extensive marketing and sale process the Company, its Board of Managers, and its first lien lenders determined that the sale of all of Enduro’s assets (including ownership of its outstanding units in Enduro Royalty Trust (the “trust units”)) through a court-supervised process is the best course of action in terms of maximizing value for all stakeholders.  Enduro expects the ultimate purchaser of its trust units to assume Enduro’s responsibilities under the Amended and Restated Trust Agreement with Enduro Royalty Trust.

Enduro has reached an agreement with its first lien lenders to utilize their cash collateral to fund the Company throughout the sale process. This arrangement, which is subject to court approval, is expected to support the Company’s day-to-day operations during this process and to be sufficient to fund Enduro’s operations during the chapter 11 process.  Employees, royalty, working interest, and joint interest billing partners, and vendors should expect no material impact on day-to-day operations or interactions with the Company.

Enduro also filed a motion seeking authorization to pursue a sale process under Section 363 of the U.S. Bankruptcy Code. To this end, Enduro has entered into three stalking horse purchase agreements, copies of which were filed with the Court today. These purchase agreements are subject to higher and better bids, which Enduro expects to begin soliciting promptly in accordance with the process described in the applicable filings with the Court.

The Company has filed a number of customary motions with the Court seeking court authorization to support its operations, including the payment of employee wages, salaries, and benefits. Enduro is also seeking court authorization to meet its outstanding obligations to its royalty, working interest, and joint interest billing partners, as well as certain vendors. The Company expects to receive Court approval for these requests shortly.

Additional information is available at http://www.kccllc.net/Enduro and by calling 866-967-0493 (toll free) or 310-751-2693 (international callers). Court filings and other information related to the court-supervised proceedings are available at a website administered by the Company’s claims agent, Kurtzman Carson Consultants (KCC), at http://www.kccllc.net/Enduro.

The Company has retained Latham & Watkins LLP and Young Conaway Stargatt & Taylor, LLP as co-counsel, Evercore Group, L.L.C. as financial advisor and Alvarez & Marsal North America, LLC as restructuring advisor.

SOURCE Enduro Resource Partners LLC